INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 18 to Registration Statement No. 333-119420 of Hartford Life and Annuity Insurance Company Separate Account Three, on Form N-4, of our report dated April 9, 2012, except for Note 16, as to which the date is December 28, 2012 relating to the statutory-basis financial statements of Hartford Life and Annuity Insurance Company ("Company") as of December 31, 2011 and 2010 and for each of three years in the period ended December 31, 2011 (which report expresses an unqualified opinion in accordance with accounting practices prescribed and permitted by the Insurance Department of the State of Connecticut and includes an explanatory paragraph relating to the Company's change in its method of accounting and reporting for deferred income taxes in 2009), appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
December 28, 2012